SELECTED FINANCIAL INFORMATION

The financial statements of Marathon Petroleum Corporation (the "Company") for the periods ended on and prior to March 31, 2015 that have been previously filed by the Company are presented without giving effect to the stock split approved by the Company's board of directors on April 29, 2015. The stock began trading on a split-adjusted basis on June 11, 2015. As a result of the stock split, we are presenting selected financial data for the Company, which reflects the two-for-one stock split for the three months ended March 31, 2015 and 2014 and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010.

The following tables should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for these periods.

	Year Ended December 31,
(In millions, except per share data)	2014	2013	2012	2011	2010
Statements of Income Data
Revenues	$97,817	$100,160	$82,243	$78,638	$62,487
Income from operations	4,051	3,425	5,347	3,745	1,011
Net income	2,555	2,133	3,393	2,389	623
Net income attributable to MPC	2,524	2,112	3,389	2,389	623
Per Share Data
Basic:
Net income attributable to MPC per share	$4.42	$3.34	$4.97	$3.35	$0.87
Weighted average shares outstanding	570	630	680	712	712
Diluted:
Net income attributable to MPC per share	$4.39	$3.32	$4.95	$3.34	$0.87
Weighted average shares outstanding	574	634	684	715	715
Dividends per share	$0.92	$0.77	$0.60	$0.225	$—

	Three Months Ended March 31,
(In millions, except per share data)	2015	2014
Statements of Income Data
Revenues	$17,191	$23,285
Income from operations	1,470	361
Net income	903	207
Net income attributable to MPC	891	199
Per Share Data
Basic:
Net income attributable to MPC per share	$1.63	$0.34
Weighted average shares outstanding	545	587
Diluted:
Net income attributable to MPC per share	$1.62	$0.34
Weighted average shares outstanding	549	591
Dividends per share	$0.25	$0.21